UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 21, 2020

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ALIGN TECHNOLOGY INC

(Exact name of registrant as specified in its charter)

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Delaware	0-32259	94-3267295
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2820 Orchard Parkway

San Jose, California 95134

(Address of Principal Executive Offices) (Zip Code)

(408) 470-1000

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	ALGN	The NASDAQ Stock Market LLC (NASDAQ Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company,indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 21, 2020, Align Technology, Inc. (“Align”) entered into a Credit Agreement, among Align, certain subsidiaries of Align that may become party thereto from time to time as guarantors, the lenders party thereto from time to time and Citibank, N.A., as administrative agent (the “Credit Agreement”), which replaces Align’s existing revolving credit facility with Wells Fargo Bank, National Association.  The Credit Agreement provides for a $300.0 million unsecured revolving credit facility with a $50.0 million letter of credit subfacility.  The commitments under the Credit Agreement expire on July 21, 2023 (the “Maturity Date”). Align’s obligations under the Credit Agreement are guaranteed by certain of its subsidiaries meeting materiality thresholds set forth in the Credit Agreement.

The proceeds of the loans under the Credit Agreement may be used for working capital and general corporate purposes. Align has the right to prepay loans under the Credit Agreement in whole or in part at any time without penalty.  Amounts prepaid may be reborrowed.  As of the closing date of the Credit Agreement, no loans or letters of credit were outstanding under the Credit Agreement.

Loans under the Credit Agreement bear interest, at Align’s option, at either a rate based on the reserve adjusted London Interbank Offered Rate (“LIBOR”) for the applicable interest period or a base rate, in each case plus a margin. The base rate is the highest of Citibank, N.A.’s publicly announced prime rate, the federal funds rate plus 0.50% and one-month LIBOR plus 1.0%. The margin ranges from 1.50% to 2.25% for LIBOR loans and 0.50% to 1.25% for base rate loans, in each case depending on Align’s total leverage ratio. Interest on the loans is payable quarterly in arrears with respect to base rate loans and at the end of an interest period (and at three month intervals if the interest period exceeds three months) in the case of LIBOR loans. The outstanding principal, together with accrued and unpaid interest, is due on the Maturity Date.

The Credit Agreement requires Align to comply with a maximum consolidated leverage ratio of 3.00 to 1.00 and a minimum consolidated interest coverage ratio of 2.50 to 1.00, in each case, determined in accordance with the Credit Agreement and measured at the end of each of Align’s fiscal quarters.

The Credit Agreement contains customary affirmative and negative covenants, including covenants limiting the ability of Align and its subsidiaries, among other things, to incur debt, grant liens, make investments, dispose of assets and make certain restricted payments, in each case subject to certain exceptions. Upon the occurrence and during the continuance of an event of default, the lenders may declare all outstanding principal and accrued and unpaid interest under the Credit Agreement immediately due and payable and may exercise the other rights and remedies provided for under the Credit Agreement. The events of default under the Credit Agreement include, subject to grace periods in certain instances, payment defaults, cross defaults with certain other indebtedness, breaches of covenants or representations and warranties, change in control of Align and certain bankruptcy and insolvency events with respect to Align and its subsidiaries meeting a materiality threshold set forth in the Credit Agreement.

Item 2.02. Results of Operations and Financial Condition.

On July 22, 2020, Align issued a press release and will hold a conference call regarding its financial results for its second quarter ended June 30, 2020. The full text of the press release is furnished as Exhibit 99.1 to this Form 8-K.

This information shall not be deemed "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Align Technology, Inc. announcing its second quarter ended June 30, 2020 financial results
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALIGN TECHNOLOGY INC

Date: July 22, 2020	By:	/s/ John F. Morici
John F. Morici
Chief Financial Officer and Senior Vice President, Global Finance

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of Align Technology, Inc. announcing its second quarter ended June 30, 2020 financial results
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)